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                                                                   Exhibit 10.56

                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT (the "Agreement") dated September 28, 2005 between GREENFIELD ONLINE, INC., a Delaware corporation ("Company"), and ALBERT ANGRISANI ("Executive").

                                   BACKGROUND

      The Company desires to obtain the services of Executive as its President and Chief Executive Officer, and Executive desires to secure employment from the Company upon the following terms and conditions.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                      TERMS

SECTION 1. CAPACITY AND DUTIES

      1.1 EMPLOYMENT; ACCEPTANCE OF EMPLOYMENT. Company hereby employs Executive and Executive hereby accepts employment by Company for the period and upon the terms and conditions hereinafter set forth.

      1.2   CAPACITY AND DUTIES.

            (a) Executive shall serve as the President and Chief Executive Officer of Company. Executive shall perform such other duties and shall have such authority consistent with Executive's position as may from time to time be specified by the Board of Directors of Company (the "Board"). Executive shall report directly to the Board. Executive shall also serve as a member of the Special Operations Committee, if any, so long as he shall be a member of the Board. Company shall use its reasonable efforts to cause Executive to be elected a member of the Board during the period this Agreement is in effect, but the failure of the stockholders of Company to elect the Executive a member of the Board shall not constitute a breach of this Agreement by Company. This Agreement does not guaranty Executive employment for any specified period of time. Executive is an "employee-at-will" and may be terminated by Company at any time with or without cause; provided, however, that any termination of this Agreement shall entitle Executive to such benefits and compensation as are provided in
Section 4.4 hereof.

            (b) Executive shall devote his full working time, energy, skill and best efforts to the performance of Executive's duties hereunder, in a manner that will faithfully and diligently further the business and interests of Company and shall not during the Term be employed or engaged in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this shall not be construed as preventing the Executive from investing his personal assets as a passive investor, managing as a passive investor the current investments of Angrisani Partners, LLC, or engaging in not-for-profit and civic activities that do not interfere with the Executive's duties hereunder. Executive will be

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based and have his principal office in Wilton, Connecticut, but his position may require substantial travel outside of such area (taking into consideration the nature and location of the Company's business operations, and existing and prospective suppliers and customers).

SECTION 2. TERM OF EMPLOYMENT

      The term of Executive's employment hereunder shall commence on the date specified above (the "Commencement Date") and continue until December 31, 2008 unless sooner terminated in accordance with the other provisions hereof (the "Term").

SECTION 3. COMPENSATION

      3.1 BASE COMPENSATION. As compensation for Executive's services effective upon the Commencement Date, Company shall pay to Executive base compensation in the form of a salary of $350,000 per annum through December 31, 2006. Executive's salary for calendar years 2007 and 2008 may be adjusted (but not to less than the initial salary unless such downward adjustment is in conjunction with decreases in other senior executive salaries in general) based upon a good faith review of Executive's performance by the Board's Compensation Committee. The salary shall be payable in periodic installments in accordance with Company's regular payroll practices for its executive personnel at the time of payment, but in no event less frequently than monthly. Executive's annual salary, as determined in accordance with this Section 3.1, is hereinafter referred to as Executive's "Base Compensation".

      3.2 PERFORMANCE BONUS. As additional compensation for the services rendered by Executive to Company pursuant to this Agreement, Executive shall be entitled to a graduated performance bonus ("Performance Bonus") for each fiscal period commencing January 1, 2006 and during the Term, based on the attainment of specific financial goals established by the Company after reasonable consultation with the Executive, during each such fiscal year to be set forth in a written document provided to the Executive by the Company and as soon as practicable during the relevant fiscal year. The goals for 2006 shall be established no later than January 31, 2006. The median target bonus amount is $400,000, which represents the Performance Bonus payable upon 100% attainment of goals by Company. The Performance Bonus shall be paid to Executive in installments and at such times in accordance with the Company's practices for its executive personnel generally.

      3.3 EMPLOYEE BENEFITS. During the Term, Executive shall be entitled to participate in such of Company's employee benefit plans and benefit programs, including medical, hospitalization, dental, long-term disability, accidental death and dismemberment and travel accident plans and programs, as may from time to time be provided by Company for its senior executives generally in accordance with the respective terms of such plans and programs. In addition, during the Term Executive shall be eligible to participate in all pension, retirement, savings and other employee benefit plans and programs maintained from time to time by Company for the benefit of its senior executives generally in accordance with the respective terms of such plans and programs. Company shall have no obligation, however, to maintain any particular program or level of benefits referred to in this Section 3.3.

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      3.4   OTHER BENEFITS. During the Term, Company shall provide Executive an allowance of $7,500.00 per month for both lodging in the tri-state area and an automobile lease, payable to the Executive on the last calendar day of each month during the Term.

      3.5 VACATION. Executive shall be entitled to the normal and customary amount of paid vacation provided to senior executive officers of Company, but in no event less than 20 days during each 12 month period, beginning on the Commencement Date. Executive may take such paid vacation at such times and for such periods as are reasonable taking into account the best interests of Company, after providing notice in accordance with Company policy. The Executive may be granted leaves of absence with or without pay for such valid and legitimate reasons as the Board in its sole and absolute discretion may determine, and is entitled to the same sick leave and holidays provided to other senior executive officers of Company.

      3.6 EXPENSE REIMBURSEMENT. Company shall reimburse Executive for all reasonable and documented expenses incurred by him in connection with the performance of Executive's duties hereunder in accordance with its budgets, guidelines and regular reimbursement policies as in effect from time to time.

      3.7   STOCK OPTIONS. Executive shall receive the following:

            (a) An initial grant on the Commencement Date of an incentive stock option (the "ISO") to purchase 40,322 shares of Company's Common Stock ("Shares") having a term of seven years exercisable at the daily closing sale price for the Shares (or the closing bid, if no sale was reported) on the Commencement Date. The ISO grant will be in accordance with the terms of the Company's 2004 Equity Incentive Plan (the "Plan"), except as modified by this Agreement, a copy of which is attached hereto as Exhibit A.

            (b) Nonqualified options having a term of seven years to purchase 1,209,678 Shares determined in accordance with Section 3.7(a) ("NQSO" and with the ISO's, the "Options") granted to Executive as follows:

                  (i) NQSO's, pursuant to the Plan, to purchase 534,678 Shares on the Commencement Date exercisable at the price described in Section 3.7(a) above;

                  (ii) Provided that the Executive is employed by the Company on such dates, NQSO's to purchase 300,000 Shares granted on October 31, 2005, 187,500 Shares granted on November 30, 2005 and 187,500 Shares granted on December 31, 2005 (or the first trading day immediately following if not a trading day) exercisable at the daily closing price for the Shares on the date of the grant (or the closing bid, if no sale was reported).

                  (iii) The NQSO's granted pursuant to Section 3.7(b)(ii) will be granted outside of the terms of any existing Company equity incentive plan as employment inducements pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv), and will be subject to the terms of the Company's 2004 Equity Incentive Plan, except as modified by this Agreement.

                  (iv) The Options granted pursuant to Section 3.7(a) and 3.7(b)(i) shall vest ratably over 36 months beginning with the Commencement Date and for the following 35 months on the monthly anniversary date (with the final month picking up any fractional Share

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balance). The Options granted pursuant to Section 3.7(b)(ii) on October 31,
2005, November 30, 2005 and December 31, 2005 shall vest ratably over 35, 34 and 33 months respectively, with the final month of vesting picking up any fractional share balance. The Executive shall be entitled to exercise the Options granted pursuant to this Agreement (to the extent that the Executive was entitled to exercise such Options as of the date of termination) but only within such period ending on the date six (6) months following termination of employment, but no later than seven years from the date of grant.

                  (v) Notwithstanding the above, upon a Company termination of Executive's employment without Cause or upon Executive's termination of employment for Good Reason (as such terms are defined in Section 4), fifty percent (50%) of the then unvested Options shall immediately vest thereupon if such termination occurs more than twelve (12) months after the Commencement Date or twenty-five percent (25%) if such termination occurs between the six (6) and twelve (12) month anniversary of the Commencement Date. The balance of any unvested Options shall lapse.

            (c) Executive will be eligible to participate in Company's annual awards to executives of equity incentive compensation. Awards will be based upon performance and such other terms and conditions applicable to its executive personnel generally as determined by the Board's Compensation Committee.

            (d)   The Company hereby represents and warrants to Executive that
(i) the Plan has and will have sufficient shares available to effect the grant and exercise of the ISO's, and such plan has been approved by the Company's stockholders, (ii) the Options granted by Company pursuant to this Section 3.7 have been properly authorized and approved by the Board and/or its Compensation Committee, and (iii) the Company's common stock underlying each ISO have been registered on Form S-8.

            (e) The Company at its expense hereby undertakes and agrees, upon the written request of Executive, to use its commercially reasonable efforts to register on Form S-8 or otherwise the Company's common stock underlying each NQSO granted pursuant to Section 3.7(b)(ii). If such Form S-8 is not filed on or before October 31, 2005, the NQSO's shall, notwithstanding the provisions of
Section 3.7(b)(iii) to the contrary, be granted pursuant to the Plan.

      3.8 SIGN-ON BONUS. Company shall pay Executive a sign-on bonus in the amount of $150,000 on January 2, 2006 as compensation, at least in part, for opportunities which the Executive could not take advantage of because of entering into this Agreement.

SECTION 4. TERMINATION OF EMPLOYMENT

      4.1 DEATH OF EXECUTIVE. If Executive dies during the Term, Company shall not thereafter be obligated to make any further payments hereunder and Executive shall not be entitled to any further benefits other than amounts for Base Compensation, any Performance Bonus under Section 3.2 earned for a fiscal year ending before the date of death, expense reimbursement, and other amounts which have accrued as of the date of Executive's death in accordance with generally accepted accounting principles (the "Accrued Obligations", which, for

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purposes of this Agreement in situations other than death, shall reference the date of termination).

      4.2 DISABILITY OF EXECUTIVE. If Executive is permanently disabled (as defined in Company's long-term disability insurance policy then in effect), then the Board shall have the right to terminate Executive's employment upon thirty
(30) days' prior written notice to Executive at any time during the continuation of such disability. In the event Executive's employment is terminated for disability in accordance with this Section 4.2, Company shall not thereafter be obligated to make any further payments hereunder and Executive shall not be entitled to any further benefits other than (i) Accrued Obligations through the date of such termination and (ii) continued Base Compensation and the benefits specified in the first sentence of Section 3.3, until the earlier of (x) such time as payments to Executive commence under Company's long-term disability insurance policy then in effect, or (y) the expiration of the then current Term.

      4.3 TERMINATION FOR CAUSE. Executive's employment hereunder shall terminate immediately upon notice that the Board is terminating Executive for Cause, in which event Company shall not thereafter be obligated to make any further payments hereunder and Executive shall not be entitled to any further benefits other than Accrued Obligations. "Cause" shall be limited to the following:

                  (i) willful failure to substantially perform Executive's duties as described in Section 1.2 (other than such failure resulting from Executive's physical or mental illness), after demand for substantial performance is delivered by Company in writing that identifies in reasonable specificity the manner in which Company believes Executive has not substantially performed Executive's duties and Executive's failure to cure such non-performance within ten (10) days after receipt of the Company's written demand;

                  (ii) willful misconduct that is injurious to Company or any of its subsidiaries; or

                  (iii) conviction or plea of guilty or nolo contendere to a felony or to any other crime which involves moral turpitude or, if not including moral turpitude, the act giving rise to such conviction or plea is injurious to Company or any of its subsidiaries;

                  (iv) material violation of (x) Company's policies relating to sexual harassment, substance or alcohol abuse or the disclosure or misuse of Confidential Information (as hereinafter defined), or (y) other Company policies set forth in Company manuals or written statements of policy provided in the case of this clause (y) that such violation is materially injurious to Company and continues for more then three (3) days after written notice thereof is given to Executive by the Board, provided that no such notice need be given for material violations of Company policies regarding compliance with federal securities laws or the requirements of any exchange upon which the Shares are then traded, or other violations reasonably determined by the Board not to be curable; and

                  (v) material breach of any material provision of this Agreement by Executive, which breach continues for more than ten (10) days after written notice thereof is given by the Board to Executive.

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            Cause shall not exist under this Section 4.3 unless and until
Company has delivered to Executive a copy of a resolution duly adopted by a majority of the Board at a meeting of the Board called and held for such purpose, or by written consent (which meeting or written consent need not include the Executive if he is a member of the Board), finding that such Cause exists in the good faith opinion of the Board. This Section 4.3 shall not prevent Executive from challenging in any arbitration proceeding or court of competent jurisdiction the Board's determination that Cause exists or that Executive has failed to cure any act (or failure to act), to the extent permitted by this Agreement that purportedly formed the basis for the Board's determination.

      4.4   TERMINATION WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON.

            (a) If (i) Executive's employment is terminated by Company during the Term for any reason (other than (x) Cause under Section 4.3, or (y) death or disability of Executive), or (ii) Executive's employment is terminated by Executive for Good Reason, then Company shall pay to Executive an amount equal to two hundred percent (200%) of the sum of (x) the Base Compensation in effect as of the date of termination and (y) any Performance Bonus paid or payable for the fiscal year prior to the year of termination (the "Severance Payment"), 50% of such amount to be paid in a lump sum within thirty (30) days after the expiration of the Term and the balance in a lump sum on the one-year anniversary of the expiration of the Term.

            (b)   "Good Reason" shall mean the following:

                  (i) material breach of Company's obligations hereunder, provided that Executive shall have given reasonably specific written notice thereof to Company, and Company shall have failed to remedy the circumstances within 60 days thereafter;

                  (ii) any decrease in Executive's Base Compensation, except to the extent permitted in Section 3.1, or any material reduction in the general nature of Executive's duties or authority to a level inconsistent with a President and Chief Executive Officer, unless previously agreed to in writing by Executive;

                  (iii) the failure of Executive to be elected to all of the positions set forth in Section 1.2(a), ie., President, Chief Executive Officer, Special Operations Committee and Board member, provided, however, the failure to be appointed to the Board or Special Operations Committee shall not constitute Good Reason if such failure is the result of the nonelection of Executive to the Board by a shareholder vote at a duly convened meeting of the shareholders after nomination of Executive to the Board by the Governance and Nominating Committee and the Board and submission of such nomination to a shareholder vote.

                  (iv) the relocation of Company's principal executive offices to a location more than fifty (50) miles further from New York City than Wilton, Connecticut is from the New York City;

                  (v)   the occurrence of a Change of Control as defined in
Section 4.5;

                  (vi) the failure of any successor in interest of Company to be bound by the terms of this Agreement in accordance with Section 6.3 hereof;

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            Executive must provide notice to the Company that he is intending to terminate Executive's employment for Good Reason within forty-five (45) days after Executive has actual knowledge of the occurrence of an event he believes constitutes Good Reason. Subject to compliance by Executive with the notice provisions of this Section 4.4, Executive's continued employment prior to terminating employment for Good Reason shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason. In the event Executive delivers to the Company a Notice of Termination for Good Reason, Executive agrees to appear in person before a meeting of the Board called and held for such purpose (after reasonable notice) and specify to the Board the particulars as to why Executive believes adequate grounds for termination for Good Reason exist.

            (c) If Executive's employment is terminated by Executive without Good Reason, then Company shall pay to Executive all Accrued Obligations and an amount equal to the Base Compensation, in twelve (12) equal monthly installments commencing thirty (30) days after expiration of the Term. Executive must give the Company at least ninety (90) days prior written notice of his intention to terminate his employment without Good Reason. Notwithstanding the above, Company shall not be obligated to make a payment under this subsection (other than the Accrued Obligations) if the Executive's termination without Good Reason occurs within ninety (90) days after the Commencement Date provided that Company waives the noncompetition obligation after the Term under Section 5.1.

            (d) Any severance paid after the effective date of the termination of this Agreement shall be subject to the Executive's continued compliance in all material respects with Section 5 hereof and the execution and delivery of a separation agreement and general release, in form reasonably acceptable to the Board.

      4.5   CHANGE IN CONTROL.

            (a) Upon the occurrence of a Change in Control, any Options previously granted to Executive that are not then exercisable, i.e. unvested, shall immediately vest and become exercisable by Executive. Company shall execute all necessary amendments to the applicable Stock Option Plans and agreements provided such amendments are permitted by law and to the extent reasonably practicable will not adversely affect the tax status or qualification of the plan as an Incentive Stock Option Plan or Non-qualified Stock Option Plan.

            (b)   A "Change of Control" shall be deemed to have occurred if:

                  (1) at any time after the date hereof, there shall occur (i) any consolidation or merger of Company in which Company is not the continuing or surviving corporation or pursuant to which the shares of common stock of Company ("Common Stock") would be converted into cash, securities or other property, or
(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets accounting for 66.66% or more of total assets or 66.66% or more of the total revenues of Company, other than, in case of either (i) or (ii), a consolidation or merger with, or transfer to, a corporation or other entity of which, or of the parent entity of which, immediately following such consolidation, merger or transfer, (x) more than 50% of the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors (or other

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determination of governing body) is then beneficially owned (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) by the individuals and entities who were such owners of Common Stock immediately prior to such consolidation, merger or transfer, or (y) a majority of the directors (or other governing body) consists of members of the Board in office on the date immediately prior to the effective date of such consolidation, merger or transfer); or

                  (2) at any time after the date hereof, the stockholders of Company approve a complete liquidation or dissolution of Company, except in connection with a recapitalization or other transaction which does not otherwise constitute a Change of Control for purposes of Section 4.5(a)(1) above.

      4.6 MITIGATION. Executive shall not be required to mitigate amounts payable under this Section 4 by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment except as specifically provided herein.

SECTION 5. NON-COMPETITION AND CONFIDENTIALITY

      5.1   NON-COMPETITION

            (a) During the Term, including any unexpired portion thereof, and for a period of one year thereafter (the "Non-Competition Period"), Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including, without limitation, as an officer, director, employee, distributor, independent contractor, independent representative, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business located in any state or region (including foreign jurisdictions); provided, however, that passive ownership 2% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on the NASDAQ Stock Market's National market, shall not constitute a breach of this Section 5, so long as the Executive does not in fact have the power to control, or direct the management of, or is not otherwise engaged in activities with, such corporation, shall not constitute a breach of this Section 5.

            (b) For purposes hereof, the term "Competing Business" shall mean any business or venture, or any part thereof, which is substantially similar to the whole or any significant part of the business conducted by Company at any time during the Term of the Agreement.

            (c) Notwithstanding the above, except as provided below, the non-competition obligation in Section 5.1(a) shall not apply after the Term if Executive's employment is terminated (i) by Company without Cause, or (ii) by Executive for Good Reason; provided, however, in the event of any such termination, the non-competition obligation shall continue after the Term for the remainder of the Non-Competition Period if Executive is entitled to the Severance Payment and payment commences within 30 days after expiration of the Term. In addition, the non-competition obligation in Section 5.1(a) shall continue to apply for a period of one year after the Term in all other circumstances if the Company sends written notice to the

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Executive and pays an amount equal to one-half of the Severance Payment in twelve (12) equal monthly installments commencing thirty (30) days after the expiration or termination of the Term.

      5.2 NO SOLICITATION. During the Term, including any unexpired portion thereof, and for a period of one year thereafter, the Executive shall not, directly or indirectly, including on behalf of, for the benefit of, or in conjunction with, any other person or entity, (i) solicit, assist, advise, influence, induce or otherwise encourage in any way, any employee of or service provider to Company to terminate such relationship with Company for any reason, or assist any person or entity in doing so, or employ, engage or otherwise contract with any employee or service provider or former employee of or former service provider to Company in a Competing Business or any other business unless such former employee or service provider shall not have been employed by or providing services to Company for a period of at least one year, (ii) interfere in any manner with the relationship between any employee and service provider, on the one hand, and Company on the other hand or (iii) contact, service or solicit any existing clients, customers or accounts of Company on behalf of a Competing Business, either as an individual, on Executive's own account, as an investor, or as an officer, director, partner, joint venturer, consultant, employee, agent or salesman of any other person or entity.

      5.3   CONFIDENTIAL INFORMATION

            (a) "Confidential Information" shall mean confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, distribution methods, data, specifications and processes presently owned or at any time hereafter developed by Company or its agents or consultants or used presently or at any time hereafter in the course of the business of Company, that are not otherwise part of the public domain.

            (b) All such Confidential Information is considered secret and will be disclosed to the Executive in confidence, and Executive acknowledges that, as a consequence of Executive's employment and position with Company, Executive may have access to and become acquainted with Confidential Information. Except in the performance of Executive's duties as an employee of Company, Executive shall not, during the term and at all times thereafter, directly or indirectly for any reason whatsoever, discloser or use any such Confidential Information. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to or containing Confidential Information, which Executive has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain Company's sole and exclusive property and shall be included in the Confidential Information. Upon termination of this Agreement, or whenever requested by Company, Executive shall promptly deliver to Company any and all of the Confidential Information and copies thereof, not previously delivered to Company, that may be in the possession or under the control of the Executive. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Confidential Information to the extent, but only to the extent, (i) expressly permitted or required pursuant to any other written agreement between Executive and Company, (ii) such Confidential Information has been publicly disclosed (not due to a breach by the Executive of Executive's obligations hereunder, or by breach of any other person, of a fiduciary or confidential

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obligation to Company or (iii) the Executive is required to disclose
Confidential Information by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction, provided, however, that the Executive shall, prior to any such disclosure, immediately notify Company of such requirements and provided further, however, that the Company shall have the right, at its expense, to object to such disclosures and to seek confidential treatment of any Confidential Information to be so disclosed on such terms as it shall determine. The confidentiality obligations of this Section 5.3 shall apply to any Confidential Information give to the Executive prior to the Commencement Date.

      5.4   INTELLECTUAL PROPERTY RIGHTS.

            (a) Executive agrees that all work, materials (tangible and intangible) and products produced, developed, created or completed by Executive on behalf of the Company during the course of his affiliation with the Company shall be deemed "work made for hire," as such term is defined under the copyright laws of the United States, and are expressly intended to be wholly owned, and all copyright rights therein to be held, by the Company. To the extent that any such copyrightable works may not, by operation of law, be works for hire, Executive agrees to and hereby does assign to the Company or its designees ownership of all copyright rights in those works. The Company shall have the right to obtain and hold in its own name copyrights, registrations and similar protection which may be available for those works. Executive agrees to give the Company or its designees all assistance it may reasonably require to secure or protect those rights.

            (b) Executive agrees that all discoveries, developments, ideas, improvements, modifications, innovations, inventions, processes, programs, operating instructions, manuals, documentation, discs, tapes, written materials, systems, techniques, hardware, software, test procedures or other things, whether or not patentable (referred to herein as "Inventions"), that are made, conceived or reduced to practice by Executive, while affiliated with the Company, solely or with others, whether or not during business hours or on the Company's premises, and that (i) relate to the Company's competitive business activities or actual or demonstrably anticipated research or development or a reasonable or contemplated expansion thereof, or (ii) result from any work performed by Executive for the Company, or (iii) are developed on the Company's time or using the Company's equipment, supplies, facilities or trade secret information, or (iv) are based upon or are related to trade secrets and other confidential information of the Company shall be the property of, and shall promptly be disclosed by Executive to, the Company.

            (c) Executive agrees that, at any time during or after his affiliation with the Company, Executive shall, without further compensation but at the Company's sole expense, sign all papers and cooperate in all other acts reasonably required to secure or protect the Company's rights in all such property identified in subsections (a) and (b) above, including without limitation executing written assignments therefor and applying for, obtaining and enforcing copyrights or patents thereon in any and all countries. In the event that Executive is unable or unavailable or shall refuse to sign any lawful or necessary documents required in order for the Company to apply for and obtain any copyright or patent with respect to any work performed by Executive under this Agreement (including applications or renewals, extensions, divisions or continuations), Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agents and attorneys-in-fact to act for

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and in his behalf, and in his place and stead, to execute and file any such applications or documents and to do all other lawfully permitted acts to further the prosecution and issuance of copyrights and patents with respect to such new developments with the same legal force and effect as if executed by Executive.

      5.5   ACKNOWLEDGEMENT; REMEDIES; SURVIVAL OF THIS AGREEMENT

            (a) Executive acknowledges that violation of any of the covenants and provisions set forth in this Agreement would cause Company irreparable damage and agrees that Company's remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Executive of any of the provisions of this Agreement, it is agreed that, in addition to the remedies at law or in equity, Company shall be entitled, without the posting of a bond or other security, to equitable relief in the form of specific performance, a temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available for the purposes of restraining Executive from any actual or threatened breach of such covenants. Without limiting the generality of the foregoing, if Executive breaches or threatens to breach this Section 5 hereof, such breach or threatened breach will entitle Company to enjoin Executive from disclosing any Confidential Information to any Competing Business, to enjoin any Competing Business from retaining Executive or using any such Confidential Information, to enjoin Employee form rendering personal services to or in connection with any Competing Business. The rights and remedies of the parties hereto are cumulative and shall not be exclusive, and each such party shall be entitled to pursue all legal and equitable rights and remedies and to secure performance of the obligations and duties of the other under this Agreement, and the enforcement of one or more of such rights and remedies by a party shall in no way preclude such party from pursuing, at the same time or subsequently, any and all other rights and remedies available to it.

            (b) The provisions of Section 5 of this Agreement shall survive the termination of Executive's employment with Company.

SECTION 6. MISCELLANEOUS

      6.1 ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Fairfield County, Connecticut, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The parties consent to the authority of the arbitrator, if the arbitrator so determines, to award fees and expenses (including legal fees) to the prevailing party in the arbitration. Notwithstanding the foregoing, Company shall be entitled to enforce the provisions of Section 5 hereof through proceedings brought in a court of competent jurisdiction as contemplated by Section 6.7 hereof.

      6.2 SEVERABILITY; REASONABLENESS OF AGREEMENT. If any term, provision or covenant of this Agreement or part thereof, or the application thereof to any person, place or circumstance shall be held to be invalid, unenforceable or void by a court of competent jurisdiction, the remainder of this Agreement and such term, provision or covenant shall remain in full force and effect, and the court shall have the power to modify, amend and limit any such term, provision or

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covenant, to the extent necessary to render the same and the remainder of the
Agreement valid, enforceable and lawful. In this regard, the Executive understands that the provisions of Section 5 may limit Executive's ability to earn a livelihood in a business similar or related to the business of Company, but nevertheless agrees and acknowledges that (i) the provisions of Section 5 are reasonable and necessary for the protection of Company, and do not impose a greater restraint than necessary to protect the goodwill or other business interest of Company and (ii) such provisions contain reasonable limitations as to the time and the scope of activity to be restrained. In consideration of the foregoing and in light of Executive's education, skills and abilities, Executive agrees that any and all defenses by Executive to the strict enforcement of such provisions are hereby waived by Executive.

      6.3 ASSIGNMENT; BENEFIT. This Agreement shall not be assignable by Executive, other than Executive's rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. No rights or obligations of Company under this Agreement may be assigned or transferred except that Company (i) may assign its rights and obligations under this Agreement to an affiliate, and (ii) will use commercially reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 5.4 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

      6.4 NOTICES. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested or by telegram or telefax (confirmed by U.S. mail), receipt acknowledged, addressed as set forth below or at such other address for either party as may be specified in a notice given as provided herein by such party to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

            (a)   If to Company:

                        Greenfield Online, Inc.
                        15 River Road
                        Suite 310
                        Wilton, Connecticut  06890

                  With Copies To:

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
                        Lanny A. Oppenheim, Esq.
                        Lloyd L. Rothenberg, Esq.
                        Loeb & Loeb, LLP
                        345 Park Avenue
                        New York, NY  10154

            (b)   If to Executive:

                        Albert Angrisani
                        50 Gallup Road
                        Princeton, NJ 08540

                  With Copies To:

                        Thomas A. Belton, Esq.
                        Drinker Biddle & Reath LLP
                        105 College Road East
                        Princeton, NJ 08542

      6.5 TERMINATION PROCEDURES. Any termination of Executive's employment by Company or by Executive during the Term (other than termination pursuant to death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

      6.6 ENTIRE AGREEMENT AND MODIFICATION. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters contemplated herein and supersedes all prior agreements and understandings with respect thereto. No amendment, modification, or waiver of this Agreement shall be effective unless in writing. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege with respect to such occurrence or with respect to any other occurrence.

      6.7 GOVERNING LAW. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Connecticut and the federal laws of the United States of America, to the extent applicable, without giving effect to otherwise applicable principles of conflicts of law. The parties hereto expressly consent to the jurisdiction of any state or federal court located in Connecticut, and to venue therein, and consent to the service of process in any such action or proceeding by certified or registered mailing of the summons and complaint therein directed to Executive or Company, as the case may be, at its address as provided in Section 6.4 hereof.

      6.8 WITHHOLDING. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

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      6.9   HEADINGS; COUNTERPARTS. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute the same Agreement.

      6.10 FURTHER ASSURANCES. Each of the parties hereto shall execute such further instruments and take such other actions as the other party shall reasonably request in order to effectuate the purposes of this Agreement.

      6.11 LEGAL EXPENSES. Executive shall be entitled to a reimbursement for documented legal fees and expenses incidental to the drafting and negotiation of this Agreement in an amount not to exceed $25,000.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        GREENFIELD ONLINE, INC.

                                        By: /s/ Jonathan A. Flatow
                                            --------------------------
                                            Name:  Jonathan A. Flatow
                                            Title:  Secretary

                                        /s/Albert Angrisani
                                        ------------------------------
                                        Executive

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                                    EXHIBIT A

                                STOCK OPTION PLAN
        (Filed with the Company's Proxy Statement dated April 18, 2005)

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